EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation on Amendment #1 to Form S-3, [File No. 333-161135], Amendment No. 3 to Form SB-2 on Form S-3 (File No. 333-141405), Form S-8 (File No. 333-161180) and Form S-8 (File No. 333-151306) of our report dated March 17, 2010, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2009.

Our report on the consolidated financial statements refers to a change in method of accounting for certain convertible debt and equity instruments effective January 1, 2009.

/s/ Marcum llp

Marcum LLP
New York, NY
March 17, 2010